Exhibit 99.1

                     Semtech Announces Third Quarter Results

    CAMARILLO, Calif.--(BUSINESS WIRE)--Nov. 29, 2004--SEMTECH CORPORATION (NASDAQ:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced financial results for its third quarter that ended October 31, 2004.
    Net sales for the third quarter of fiscal year 2005 were $65.0 million, up 35 percent from $48.1 million in the prior year third quarter. Fiscal year 2005 third quarter net sales were down 5 percent sequentially from the second quarter. Net income for the third quarter was $14.6 million or 19 cents per diluted share, which was up from net income of $9.3 million or 12 cents per diluted share in the prior year period. The third quarter of fiscal year 2005 consisted of fourteen weeks as compared to thirteen weeks in all other quarters presented.
    Quarterly operating cash flow for the third quarter of fiscal year 2005 was at its highest level in the last nine quarters. Semtech generated $24.2 million of operating cash flow in the third quarter and spent $11.5 million to buy back 611,700 shares of its common stock. The Company ended the third quarter with $295.7 million in cash and investments and no long-term debt.
    For the first three quarters of fiscal year 2005, net sales were up 43 percent to $195.2 million and net income was up 135 percent to $46.8 million or 60 cents per diluted share. Net sales in the first nine months of fiscal year 2004 were $136.7 million and net income (which included a pre-tax charge of $6.8 million or net-of-tax 7 cents per diluted share impact related to the Company's calling of its convertible subordinated notes) was $19.9 million or 26 cents per diluted share.
    New orders for the third quarter of fiscal year 2005 were below shipments, resulting in a book-to-bill ratio of less than 1:1. New orders and net sales in the third quarter were impacted by broad-based weakness in end-market demand. Signs indicate that the Company's distributors and OEM customers were working aggressively in the quarter to reduce their inventory levels. The automated test equipment was the weakest end-market segment, as demand for new test platforms declined significantly. The communications end-market, which includes cellular phones and telecom equipment, showed modest sales growth in the third quarter.
    Jason Carlson, Semtech's President and Chief Executive Officer, commented, "Despite the near-term decline in order patterns from customers, design win data and new product development were positive for the third quarter. Semtech continues to find opportunities in the traditionally strong areas of cellular phones and notebooks, and has also seen good design win traction in PDA, set-top box, digital TV and networking gear."
    Mr. Carlson added, "We took several steps in the third quarter to better focus our development resources, reduce internal inventory levels and trim discretionary spending. While certain near-term cost savings should be realized from these steps, the real benefit is expected to be in long-term sales growth and margin expansion. The Company's three focus end-markets over the next several years will likely be portable devices, wireline communications and the broadly defined industrial end-market."

    Fourth Quarter Outlook

    Semtech estimates that net sales for the fourth quarter that ends January 30, 2005 will be approximately $59.0 million. Turns orders (orders received and shipped in the same quarter) of approximately 40 percent are required to achieve this forecast. Earnings in the fourth quarter are forecasted to be 16 cents per diluted share. For all of fiscal year 2005, operating cash flow should exceed $65.0 million.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.


                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands - except per share amounts)


                          Three Months Ended(1)   Nine Months Ended(1)

                           Oct. 31,   Oct. 26,    Oct. 31,    Oct. 26,
                             2004       2003        2004        2003
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)

Net sales                   $64,987    $48,112   $195,185    $136,698
Cost of sales                27,767     20,230     80,348      58,429
Gross profit                 37,220     27,882    114,837      78,269

Operating costs and
 expenses:
Selling, general and
 administrative              11,438      9,271     33,102      27,445
Product development and
 engineering                  8,826      7,533     25,168      22,835

Total operating costs and
 expenses                    20,264     16,804     58,270      50,280

Operating income             16,956     11,078     56,567      27,989

Interest and other income
 (expense), net               2,142      1,103      4,324      (1,756)

Income before taxes          19,098     12,181     60,891      26,233
Provision for taxes           4,503      2,923     14,112       6,296

Net income                  $14,595     $9,258    $46,779     $19,937
                          ========== ========== ==========  ==========

Earnings per share:
Basic                         $0.20      $0.13      $0.63       $0.27
Diluted                       $0.19      $0.12      $0.60       $0.26

Weighted average number of
 shares:
Basic                        74,000     73,704     74,220      73,449
Diluted                      77,486     77,902     78,320      77,154


Notes regarding Consolidated Statements of Income:
1.) The three month and nine month periods ended October 31, 2004 consisted of fourteen weeks and forty weeks, respectively. The three month and nine month periods ended October 26, 2003 consisted of thirteen weeks and thirty-nine weeks, respectively.
2.) In the nine month period ended October 31, 2004, $423,000 of previously written-off inventory was sold. In the nine month period ended October 26, 2003, $949,000 of previously written-off inventory was sold.
3.) "Interest and other income (expense), net" includes a $6.8 million charge for the calling of the Company's convertible subordinated notes in the nine month period ended October 26, 2003.
4.) "Interest and other income (expense), net" includes a gain on the repurchase of convertible subordinated notes of $2.9 million in the nine month period ended October 26, 2003.


                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                                  October     January
                                                     31,         25,
                                                    2004        2004
                                                 (Unaudited)
Assets

Current assets:
Cash and cash equivalents                           $79,362   $96,314
Temporary investments                                93,683    93,044
Receivables, less allowances                         18,232    20,362
Inventories                                          29,803    22,166
Income taxes refundable                                   -     5,795
Deferred income taxes                                 4,830     5,212
Other current assets                                  6,652     3,062
Total current assets                                232,562   245,955
Property, plant and equipment, net                   57,594    49,579
Investments, maturities in excess of 1 year         122,682    86,119
Deferred income taxes                                21,224    25,552
Other assets                                         12,128     1,268

Total Assets                                       $446,190  $408,473
                                                 =========== =========

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                                     $9,408    $8,554
Accrued liabilities                                  15,349    16,894
Income taxes payable                                  2,896     1,699
Deferred revenue                                      3,044     1,689
Other current liabilities                                29        27
Total current liabilities                            30,726    28,863
Other long-term liabilities                           1,701         -
Total Stockholders' equity                          413,763   379,610

Total Liabilities and Stockholders' Equity         $446,190  $408,473
                                                 =========== =========


    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010